Exhibit (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED Nog R-1	CUSIP No.: 59018YQ79	PRINCIPAL AMOUNT: 1,106 Units, $1,000 principal amount per Unit ($1,106,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.
MEDIUM-TERM NOTE, SERIES C
100% Principal Protected Absolute Return Barrier Notes Linked to the S&P 500® Index
due June 30, 2009
(the “Notes”)

     MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on June 30, 2009 (the “Stated Maturity Date”) in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity Date

     On the Stated Maturity Date, a Holder shall receive a cash payment equal to, with respect to each Unit, the Redemption Amount per Unit.

Determination of the Redemption Amount

          The “Redemption Amount” per Unit shall equal the $1,000 principal amount of this Note per Unit plus the Contingent Supplemental Payment (as defined below) per Unit, if any.

          Contingent Supplemental Payment

          If the level of the S&P 500® Index (the “Index”) is outside the Range (as defined below) at any time during the Valuation Period (as defined below), a Holder shall receive no Contingent Supplemental Payment on the Stated Maturity Date.

          If the level of the Index is within the Range at all times during the Valuation Period, the “Contingent Supplemental Payment” per Unit to which the Holder shall be entitled shall equal:

$1,000 × Absolute Index Change (as defined below)

          The “Absolute Index Change” shall equal the absolute value of:

Ending Value - Starting Value
Starting Value

          In no event will the Holder receive less than the $1,000 principal amount per Unit. However, in no case will the Holder receive more than $1,160 per Unit.

          The “Range” is the level of the Index that is:

          (i) greater than or equal to 1,110.45; and

          (ii) less than or equal to 1,533.49.

          The “Starting Value” equals 1,321.97.

          The “Ending Value” shall equal the closing level of the Index on the Valuation Date (as defined below).

          The “Valuation Date” shall be June 25, 2009, provided that, if a Market Disruption Event (as defined below) occurs or is continuing on that date, then the Ending Value shall equal the closing level of the Index determined on the second scheduled Index Business Day prior to the Stated Maturity Date, provided that, if a Market Disruption Event occurs or is continuing on such day, then the closing level of the Index will be determined by the Calculation Agent (as defined below) (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances).

          The “Valuation Period” shall be the period of regular trading hours, as determined by the Calculation Agent, on each Index Business Day starting on the first Index Business Day after June 25, 2008 to and including the Valuation Date.

          An “Index Business Day” means a day on which the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) and The Nasdaq Stock Market (“Nasdaq”) are open for trading and the Index or any Successor Index (as defined below) is calculated and published.

          The “Calculation Agent” is Merrill Lynch, Pierce, Fenner & Smith Incorporated. All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

          Payment of the Redemption Amount due on the Stated Maturity Date will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York.

Adjustments to the Index; Market Disruption Events

          If at any time Standard & Poor’s (the “Index Publisher”) makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Index, as so adjusted. In the event the Calculation Agent makes any such adjustment to the Index, any determination as to whether the Index, as so adjusted, is above or below the Range shall be based on this closing level and intra-day levels shall not be taken into account.

          “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)

the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the stocks included in the Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Index or any Successor Index; or

(B)

the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the stocks included in the Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any Successor Index.

          For the purpose of determining whether a Market Disruption Event has occurred:

(1)

a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any Successor Index, shall not constitute a Market Disruption Event;

(3)

a suspension in trading in a futures or options contract on the Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)

for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Index

          If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute such Successor Index as calculated by the Index Publisher or any other entity for the Index. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this Note.

          In the event that the Index Publisher discontinues publication of the Index and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on any day during the Valuation Period,

the Calculation Agent shall, at the close of business on each date that the closing level of the Index is to be calculated, compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the Successor Index or level shall be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. In such event, any determination as to whether the Index, as so calculated, is above or below the Range shall be based on this closing level and intra-day levels shall not be taken into account.

          If the Index Publisher discontinues publication of the Index before the Valuation Date and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall, at the close of business on each date that the closing level of the Index is to be calculated, determine the level that would be used in determining the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. In such event, any determination as to whether the Index, as so calculated, is above or below the Range shall be based on this closing level and intra-day levels shall not be taken into account. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

          A “Business Day” is any day on which the NYSE, the AMEX and the Nasdaq are open for trading.

General

          All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

          Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

          The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

          This Note is not subject to any sinking fund.

          In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity Date.

          In case of default in payment of this Note, whether on the Stated Maturity Date or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate (as defined below), reset daily, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount per Unit and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

          As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree to characterize and treat this Note for all tax purposes as a debt instrument of the Company and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

          The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

          All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: June 30, 2008

MERRILL LYNCH & CO., INC.

By:

John Thurlow
Assistant Treasurer

[FACSIMILE OF SEAL]	Attest:

By:

Judith A. Witterschein
Secretary
CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK,
as Trustee

By:

Authorized Officer

ASSIGNMENT/TRANSFER FORM

          FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) _____________________________________________________________________________ _______________________________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)
______________________________________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________ attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date ___________	__________________________________________________________________________________________________________________________________________________

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.